Exhibit 13

Jet Token Inc | StartEngine 5/2/21, 1:00 PM

This offering is not live or open to the public at this moment.

Jet Token Inc

Private Aviation Platform

$0.00 raised

0 Investors	**$124M** Valuation
$0.75 Price per Share	**$99.00** Min. Investment
	Equity Offering Type
$25M Offering Max	**Reg A+** Offering

INVEST NOW (JETTOKEN/INVEST)

Website (https://jettoken.com/) Las Vegas, NV TRANSPORTATION

This Offering is eligible for the StartEngine Owner's 10% Bonus (https://www.startengine.com/owners-bonus)

Jet Token is a private jet membership and booking platform for the ultra-modern age of aviation. For the first time, you will be able to use one app to book a private jet, a commercial airline ticket or both, all on the same itinerary. To support our app and membership program, we plan to acquire a small fleet of HondaJets for membership and charter service in the Western US.

This Reg A+ offering is made available through StartEngine Primary, LLC.

This investment is speculative, illiquid, and involves a high degree of risk, including the possible loss of your entire investment.

Overview () Updates () Comments () Follow()

Offering Circular (https://www.sec.gov/Archives/edgar/data/0001756014/000110465921041405/xsl1-A_X01/primary_doc.xml) | Risks Related to the Offering | SEC Filings (https://www.sec.gov/edgar/browse/?CIK=1756014)

We envision a time when, for the first time, travelers will be able to use one app to ***book a private jet, a commercial airline ticket or both, all on the same itinerary.*** To support our app and membership program, we plan to acquire a small fleet of HondaJets for membership and charter service in the Western US. Through blockchain technology, we expect to allow those who buy 25-hour memberships or 75-hour fractions the option to ***sell a portion of any unused time to other App users*** – a new feature in the private aviation industry.

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Jet Token Inc | StartEngine 5/2/21, 1:00 PM

Jet Token, powered by HondaJet, has entered into a purchase agreement for the first aircraft in a multi-aircraft deal, dated as of Decembe 4, 2020, with the Company - purchasing the latest model HondaJet Elite from Honda Aircraft Company, LLC. Jet Token, powered by Hondajet, and Honda Aircraft will also collaborate in marketing efforts to create joint promotion for the HondaJet Elite and the Jet Token brand.

JET TOKEN

POWERED by HondaJet

Since our last raise with StartEngine, three of our pilots have completed HondaJet training in Greensboro, NC and are now in Las Vegas, N at the hangar of our operating partner, Cirrus Aviation. With more than 40 years of operating history and an independently audited ARGU/US Platinum rating (http://api.argus.aero/cheq/svc/v1/Banner/?cid=OAAxADIA&from=operator&detail=operator), Cirrus Aviation is the largest private jet charter and management company in Las Vegas.

Jet Token innovations offer travelers more freedom and more choice, but we need your vote!

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REASONS TO INVEST Leading Partners: We have a signed purchase agreement with HondaJet, the aircraft manufacturing subsidiary of Honda Motor Company, and signed a contract with Cirrus Aviation, the largest private jet charter and management company in Las Vegas, with more than 40 years of operating history. Already Raised $11MM From 27,000+ Investors: Seasoned executives helped craft the business model. In 2019, we raised $1.07M from 3,704 investors in a Reg CF campaign. In 2020, we raised $10M from 24,040 investors in a Reg A+ campaign. Large Market: The high price of private aviation #ight time and the customer’s desire to manage that cost help explain how another

Jet Token Inc | StartEngine 5/2/21, 1:00 PM

innovator in the private aviation industry, MarquisJet, was able to go from zero to $150mm of sales in only two years. While this is no guarantee of Jet Token's performance, the broader point is that a small number of customers can translate to large dollar sales in a relatively short period.

- **Timing:** The light jet charter market staged a V shaped recovery in 2020, we suspect this is because of the obvious reduction in the ri of COVID-19 infection that private travel offers relative to commercial travel
- **Live Product:** We launched the JetToken app in the iOS store in the third quarter of 2019 and at year end 2020 released a new versic for both iOS and Android. The new version offers a variety of improvements including instant booking and instant payment. In 2021, we intend to continue to update the app with particular attention to two features: *(a) the convergence of private and commercial bookir and (b) the transferability of private jet membership time.*
- **Blockchain Technology:** subject to compliance with federal securities laws and all other applicable laws and regulations, we plan to integrate blockchain technology into the app, enabling clients to access Jet Tokens in their digital wallets maintained on our Network until clients redeem their Jet Tokens for travel or sell back unused jet time.
- **For more on how we think about the future and your investment dollar please visit: https://www.jettoken.com/principles** (https://jettoken.com/principles)



THE PROBLEMS

1) No Expedia for private jets

When it comes to booking travel, the private jet industry is far behind commercial aviation. Because no reliable portal for private air travel exists today with prices as transparent as those for commercial airlines (i.e., Expedia and Travelocity), it's hard for private air travelers to know if they are being charged a fair price. Operators typically take hours to confirm bookings and there is no system where customers ca

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combine a private and commercial aviation booking. Blocks of jet time are costly to resell! Memberships (and fractional ownership) programs have big up-front costs, no refunds and restrictions on the transfer of #ight time. Even those programs that o!er members an early exit usually do so only with a steep penalty.

THE SOLUTIONS

An app that makes booking private air travel a breeze We are developing our platform so that it can also be used to combine commercial and private travel, worldwide, on one itinerary, creatin a seamless experience for travelers. In addition to the pricing of our own aircraft, Jet Token’s new booking app displays a variety of option across private aircraft types with a range of prices drawn from a list of thousands of aircraft. We intend to o!er instant booking and today already o!er users the ability to request a jet and simultaneously task us with seeking a lower-cost alternative. Having our own #eet of HondaJet Elites is expected to provide the backup we need in the event we charter a plane and the operator of that plane cancels the last minute.

Jet Token Inc | StartEngine 5/2/21, 1:00 PM

THE MARKET

Private jet travel is a multi-billion dollar industry

- According to the NBAA (https://nbaa.org/), the business jet industry contributes $200 billion dollars per year to the US economy.
- The average flight lasts 1.5 hours with 2-3 passengers, and we estimate the average charter rate of a US business jet at $5,000/hr. Th mission profile hits the HondaJet Elite's sweet spot and we intend to charge meaningfully less than $5,000/hr for twenty-five-hour blocks of time on our jets, or seventy-five-hour, five year, fractional interests.
- Most one-way charters include the cost of the empty return leg so a 1.5-hour trip typically translates to 3 hours of billed time, or ~$15,000.
- Business jet charter operators logged over a million landings in the US during 2019.

One million charter landings per year x $7.5k per leg equals $7.5bn in charter landings alone.


N420HA

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Jet Token Inc | StartEngine 5/2/21, 1:00 PM

HOW WE ARE DIFFERENT

We book private and commercial jets together and members may resell unused jet time without penalty, all thanks to blockchain technology

Although the FAA lists approximately 2,000 Part-135 operators (many with just a single airplane) we count roughly 35 competing program and note the following because of their scale: NetJets, Vista Global/JetSmarter, WheelsUp/Delta Private Jets, JetSuite, FlexJet, and JetLinx.

We compete in three ways.

- First, with *blockchain technology*, we offer members an alternative to sell time they might not need if their travel requirements change after paying upfront for an expensive membership.
- Second, for those who mix private and commercial travel on the same itinerary, *we offer our App.*
- Third, by being blockchain payment compatible we cater to the tech-savvy who have created over a trillion dollars (https://coinmarketcap.com/) of wealth in the past decade and who expect merchants to make their payment systems more compatible.

WHAT WE DO

HondaJet membership in the Western US and an app for global charter

- We use our platform to sell private jet charters (and plan to later integrate commercial bookings - all on one itinerary)
- We plan to sell memberships with packages of flight hours on our fleet of acquired HondaJet Elites

Why combine private and commercial bookings? Savings. A private jet flight booked directly from London to a smaller US city on the West Coast might cost a whopping $110,000. That same travel plan, broken down into a first-class commercial ticket from London to Los Angeles, and then a private jet flight from LA to that smaller city, might cost only 15% of the fully private direct option.

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Why accept both traditional and blockchain forms of payment? This may allow for faster booking con"rmation of air charter #ights, particula on weekends and holidays coinciding with periods of peak travel demand (when banks are generally closed). We have taken special care t understand and accommodate the payment preferences of the new tech-savvy #yers who have seen their wealth grow with blockchain.

OUR TRACTION Along with 27,000+ other shareholders, we're moving quickly

Entered into a purchase agreement for the first aircraft in a multi-aircraft deal 0 • ••

Joint promotion for the HondaJet Elite and the Jet Token brand T TOKEN

Our pilots are in training at FlightSafety, next to the HondaJet plant in Greensboro, NC.

OUR TEAM Experience in the air and on the ground Our team is passionate about bringing the best platform possible to private air travel. CEO George Murnane has over thirty years of experience in aviation and is a pilot with commercial, instrument and multi-engine ratings. He was most recently employed as CEO of ImperialJet, where for seven years he ran a European private jet charter company that operated its own private aircraft. Prior to ImperialJe George served in various executive roles in the private and commercial aviation industry including COO/CFO of Vista Global and CFO of Mesa Air. Before aviation, George spent a decade as a successful investment banker in the transportation industry group of Merrill Lynch. He is a graduate of the University of Pennsylvania (BA) and The Wharton School (MBA).

Jet Token Inc | StartEngine 5/2/21, 1:00 PM



George Murnane

Chief Executive Officer

George Murnane has overall strategic and operational responsibility for the Company's staff, programs, expansion and mission execution, as well as for developing and implementing value added initiatives to grow the Company's business.

Our board of advisors brings extensive industry knowledge to the team and includes former senior officers from Embraer, FlexJet by Bombardier, IAF and the founders of GoGo Jet and Myjets.com, respectively.

WHY INVEST

Join the 27,000+ investors and help change the future of private aviation

Private air travel is a highly fragmented industry undergoing consolidation. While commercial aviation has seen meaningful evolution in it booking systems, private aviation has lagged. Jet Token offers an opportunity to invest in a membership and booking platform for the ultr modern age of aviation.

We make money two ways, the booking platform, and memberships. Seasoned executives helped craft the business model. We have app for both iOS and Android, a purchase agreement with HondaJet and a contract with Cirrus Aviation.

The price of an hour of flight time and the customers' desire to manage that cost help explain how another innovator in the private aviatic industry, MarquisJet, was able to go from zero to $150 million of sales in only two years. We are committed to building shareholder value and with your help, are bringing new jobs and new technology to democratize private travel.

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Jet Token Inc | StartEngine 5/2/21, 1:00 PM

We are eager to work in your interest!



FAQ

Have questions? We have answers.

Why have planes?

The most important feature one can deliver in private aviation is safe, guaranteed, capacity on demand. No one needs another charter broker without assets to facilitate customer orders. There are an estimated thirty-five days a year, including holidays and big sporting events, when it is nearly impossible to instantaneously charter a private jet. Only membership programs offer guaranteed aircraft availability. In addition to being available for members, our own fleet of HondaJets may allow us to offer a charter customer an alternative in the event a third-party operator booked through our app cancels a reservation at the last minute.

Why HondaJet Elite?

We believe the HondaJet Elite is one of the quietest and most cost-efficient light jets on the market and is ideally suited to the average US business jet mission profile mentioned above (2-3 passengers, 1.5 hrs). Engines on the wings mean less weight on the tail and more room in the cabin. The wing-mounted engines allow for a tranquil, spacious interior with generous baggage space and a fully enclosed lavatory. Below feel free to view this informative video on the HondaJet.

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% Images are of the types of planes we intend to acquire Who flies the planes? Cirrus Aviation, is by far the largest private jet charter company based in Las Vegas with more #ights and aircraft than any of their direct competitors combined. The Cirrus Aviation team has been managing and operating aircraft – commercially and privately – for more than years. We have contracted with Cirrus for all #ight operations and maintenance. Cirrus Highlights: FAA Eligible On-Demand Approved ARG/US Platinum Rated Wyvern Recommended

What about safety? All pilots will be trained at the FlightSafety international campus in Greensboro, NC - right next to the HondaJet plant. And we should know we visited both facilities to see for ourselves and have thus far had three pilots trained there. The HondaJet has built an excellent track record for safety, but don't take our word for it: see for yourself (https://aviation-safety.net/database/type/index.php). Cirrus aviation can assist us to safely provide substitute aircraft at competitive rates in the event we experience periods of excess travel demand.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. THE SEC HAS QUALIFIED THAT OFFERING STATEMENT, WHICH ONLY MEANS THAT THE COMPANY MAY MAKE SALES OF THE SECURITIES DESCRIBED BY THE OFFERING STATEMENT IT DOES NOT MEAN THAT THE SEC HAS APPROVED, PASSED UPON THE MERITS OR PASSED UPON THE ACCURACY OR COMPLETENESS OF THE INFORMATION IN THE OFFERING STATEMENT. THE OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT CAN BE FOUND HERE (https://www.sec.gov/Archives/edgar/data/0001756014/000110465921041405/xsl1-A_X01/primary_doc.xml). THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING

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Jet Token Inc | StartEngine 5/2/21, 1:00 PM

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Jet Token Inc. “Where Will You Go?” 30 second television advertisement with disclaimer for testing the waters (https://youtu.be/SkdNosURwVE).

The following disclaimer appears at the bottom of the pillbox in reasonably sized white letters against a black background. The disclaimer runs the entirety of the thirty second ad, in an effort to assure that the viewer has sufficient time to read it.

We are “testing the waters” but are not under any obligation to make an offer under Regulation A. No money or other consideration is being solicited, and it sent in response, it will not be accepted. No sales of securities will be made or committed to purchase accepted until qualification of the offering statement by the SEC. Any indication of interest is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the SEC. A copy of the preliminary offering circular that forms a part of the offering statement may be obtained at www.jettoken.com/oc.

The first scene opens on a HondaJet parked on the tarmac. The jet begins to accelerate and takes flight.

In the second scene as the HondaJet gains altitude it flies alongside an accelerating Acura NSX sports car on a highway – jet noise and car engine noise are noticeable.

Scene three depicts the HondaJet flying over a cityscape in sepia golden style background. We then cut to scene four where the HondaJet banks over a nighttime view of a portion of a city that appears to be London and similar major European city. In scene five the aircraft continues its flight, but this time zooming through a misty forest and then a quick cut to the American southwest.

Finally, in scene six the HondaJet flies through a wintery mountain range and into the mist. Then the screen goes blank as the roar of the jet engines fade.

Where Will You Go? Appears for a few seconds in white letters on a black background.

The Jet Token Powered by HondaJet logo appears with https://www.jettoken.com beneath it.